EXECUTION COPY

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between DENTSPLY SIRONA Inc., a Delaware corporation (“Employer”) and Nicholas W. Alexos (“Executive”) (the Employer and the Executive are collectively referred to as “Parties”) as of May 24, 2019 (“Execution Date”).

The Employer and the Executive desire to continue their employment relationship for the period set forth herein and to reach an agreement regarding the Executive’s resignation of employment.

In consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

1.Employment and Separation. The Parties previously entered into an employment agreement effective as of October 10, 2017, as amended by the First Amendment to Employment Agreement entered into as of March 5, 2019 (together, the “Employment Agreement”). The Executive’s last day of employment with the Employer shall be the date that is ninety (90) days after the date that the Employer hires or appoints a new chief financial officer of the Employer to succeed the Executive (“Successor”) or such other date as the Parties may mutually agree (“Separation Date”). The Separation Date shall be the Date of Termination for purposes of the Employment Agreement. The Executive’s employment shall continue under the Employment Agreement until the Separation Date, except that the Executive shall not be entitled to any severance under the Employment Agreement or any other arrangement following his termination of employment, except as provided in this Agreement. Notwithstanding the foregoing, during the period after the date that the Employer hires or appoints a Successor and prior to the Separation Date, the Executive’s title shall be Executive Vice President and the Executive shall cooperate with the transition to the Successor during such period. After the Separation Date, the Executive will not represent himself as being an employee, officer, attorney, agent, or representative of the Employer for any purpose. Except as otherwise set forth in this Agreement, the Separation Date shall be the employment termination date for the Executive for all purposes, and the Executive is not entitled to any further compensation, monies, or other benefits from the Employer, including coverage under any benefit plans or programs sponsored by the Employer, as of the Separation Date. The Executive agrees to perform his duties to the Employer as the chief financial officer of the Employer through the date that the Employer hires or appoints a Successor, and as the Executive Vice President from such date until the Separation Date and otherwise in accordance with the standards in the Employment Agreement until the Separation Date. In the event that the Executive resigns his employment or otherwise fails to perform his duties to the Employer prior to the Separation Date (other than due to death, disability, or termination by the Employer without Cause (as defined in the Employment Agreement)) or does not comply with his duties and obligations under the Employment Agreement (other than due to death, disability, or termination by the Employer without Cause, provided, however, that such events shall not excuse the Executive’s compliance with his duties and obligations under Sections 5, 6, and 7 of the Employment Agreement), including, without limitation, Sections 5, 6, or 7 of the Employment Agreement, the Executive shall not be entitled to any payments or benefits hereunder, under the Employment Agreement, or under any other severance agreement on account of his separation from employment or otherwise. During the period following the date a Successor is hired or appointed, the Executive shall be permitted to engage in outside business activities (including serving on outside boards or committees), subject to compliance with this Agreement and otherwise with the Employment Agreement and provided that such activities do not materially interfere with the Executive’s performance of duties and responsibilities to the Employer; however, for the avoidance of doubt, the Parties intend that the level of bona fide services that the Executive shall perform during such period after a Successor is hired or appointed through the Separation Date shall continue to be substantial, and in all events shall exceed twenty percent (20%) of the level of the Executive’s past services to the Employer, determined in accordance with Section 409A of the Internal Revenue Code.

2. Return of Property. By the Separation Date, the Executive must return all Employer property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones (but Executive may keep his mobile phone number), hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer property in the Executive’s possession.

3. Executive Representations. The Executive specifically represents, warrants, and confirms that the Executive:

(a) has not filed any claims, complaints, or actions of any kind against the Employer with any court of law, or local, state, or federal government or agency;

(b) has not made any claims or allegations to the Employer related to sexual harassment or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse;

(c) has received all salary, wages, commissions, bonuses, and other compensation which was due and payable to the Executive prior to the date hereof, and for the avoidance of doubt with the exception of the Executive’s salary and other unpaid compensation and benefits for performance of his duties on and after the Execution Date and through the Separation Date, which will be paid in the normal course; and

(d) has not engaged in and is not aware of any unlawful conduct relating to the business of the Employer.

4. Separation Benefits. As consideration for the Executive’s execution of, non-revocation of, and compliance with this Agreement, including the Executive’s waiver and release of claims herein and other post-termination obligations, and the Executive’s execution and non-revocation of a subsequent release of all claims after but no later than 50 days after the Separation Date in such form as the Employer may prescribe (“Second Release”), in addition to payments and benefits set forth in Section 3(c) of the Employment Agreement (which are due and owing in any case), the Employer agrees to provide the following benefits to which the Executive is not otherwise entitled:

(a) An amount equal to two million two hundred seventy five thousand dollars ($2,275,000), payable over twenty four (24) months in equal installments in accordance with the Employer’s regular payroll practices, less all relevant taxes and other withholdings, starting on the first payroll date following the Effective Date but no later than 60 days following the Separation Date, in recognition of the amounts described in Section 4(b)(i) of the Employment Agreement.

(b) An amount equal to the Annual Bonus under the Employment Agreement, determined based on the actual performance of the Employer for the full fiscal year in which the Separation Date occurs, prorated for the number of days of employment completed during the fiscal year in which the Separation Date occurs, less all relevant taxes and other withholdings, payable in a lump sum cash amount at the time it would otherwise have been paid had the Executive remained employed for the entire fiscal year.

(c) The following subsections (i) and (ii) describe the treatment of certain equity awards in connection with and following the Separation Date. Any equity award, including any stock option, restricted share unit, or performance restricted share unit that is not set forth below shall be forfeited immediately on the Separation Date without further consideration therefor.

(i) The equity awards set forth in the following schedule that are outstanding and have not been forfeited or settled on the Separation Date shall remain outstanding, continue to vest for a period of twenty four (24) months following the Separation Date notwithstanding the Executive’s termination of employment, and remain exercisable until the earlier of ninety (90) days following the 24-month anniversary after the Separation Date or the date such equity award would have expired had the Executive remained in continuous employment, subject to all other terms and conditions of the applicable plan and award under which they were granted.

Grant Date	Type of Award
10/10/2017	Stock Options
10/10/2017	Performance Restricted Share Units
3/6/2018	Stock Options
3/6/2018	Performance Restricted Share Units
3/12/2019	Stock Options
3/12/2019	Performance Restricted Share Units

(ii) All outstanding restricted share units set forth in the following schedule (“Applicable Grants”) that have not been forfeited, vested, or settled prior to the Separation Date shall become immediately vested as of the Separation Date, subject to all other terms and conditions of the applicable plan and award under which they were granted. The Applicable Grants shall be the Restricted Share Unit grants under the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan pursuant to Restricted Share Unit Grant Notices with a Grant Date and Number of Restricted Share Units as follows:

Grant Date	Number of Restricted Share Units Subject to subsection (ii)
3/6/2018	5,077.587
3/12/2019	5,758.142
10/10/2017	18,009.884

(d) A cash lump sum equal to forty six thousand seven hundred twenty eight dollars ($46,728), less all relevant taxes and other withholdings, payable 60 days following the Separation Date, in recognition of the amount of the premiums described in Section 4(b)(iv) of the Employment Agreement.

(e) Subject to continued payment by the Executive of any applicable cost owed by him under the applicable plan, for the twenty four (24) months following the Separation Date, continuation of life and accidental death and dismemberment benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Separation Date (in each case, however, subject to any amendments to such arrangements from time to time that are generally applicable to executives of the Employer), at no greater cost to the Executive than the cost to the Executive immediately prior to such date.

(f) For eighteen (18) months immediately following the Separation Date or, if earlier, until the Executive secures employment, outplacement services commensurate with those customarily provided to senior executive officers through a vendor mutually selected by the Employer and the Executive.

(g) A lump sum amount, in cash, equal to one hundred twenty eight thousand three hundred and ten dollars ($128,310), less all relevant taxes and other withholdings, payable 60 days following the Separation Date, in recognition of the benefits described in Section 4(b)(vi) of the Employment Agreement.

(h) A lump sum amount, in cash, equal to his attorneys’ fees incurred in the negotiation of this Agreement, but in no event to exceed ten thousand dollars ($10,000), less all relevant taxes and other withholdings, payable 60 days following the Separation Date upon submission of appropriate legal bills.

Notwithstanding the foregoing, no payment or benefit referred to in paragraphs (a)-(h) above in this Section 4 shall be made or begin before the Effective Date. The foregoing payments and benefits shall cease as of the date the Executive first violates any of his obligations set forth in Sections 5, 6, or 7 of the Employment Agreement.

The Executive understands, acknowledges, and agrees that these benefits exceed what the Executive is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing the Second Release and this Agreement and the general release and restrictive covenants contained therein. The Executive further acknowledges that the Executive is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Employer to provide these or other benefits to any individuals other than the Executive.

5. Release.

(a) Executive’s General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Executive and the Executive’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer, including the Employer’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, trustees, partners, and other affiliates, in their corporate and individual capacities (collectively, “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to the Executive’s hire, benefits, employment, termination, or separation from employment with the Employer by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Executive’s execution of this Agreement (collectively, “Released Claims”), including, but not limited to:
(i) any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Executive Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the

Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

(iii) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

However, notwithstanding anything herein to the contrary, this general release and waiver of claims excludes, and the Executive does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Executive waives any right to monetary relief related to any filed charge or administrative complaint; (B) claims that cannot be waived by law, such as claims for any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (C) any right under this Agreement; (D) any right relating to directors’ and officers’ liability insurance coverage or any right of indemnification or exculpation under the Employer’s or its affiliates’ organizational documents or otherwise; or (E) any right as an equityholder in the Employer or its affiliates.

(b) Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Released Claims, whether known or unknown, from the beginning of time through the date of the Executive’s execution of this Agreement arising under the Age Discrimination in

Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Executive hereby acknowledges and confirms that:

(i) the Executive has read this Agreement in its entirety and understands all of its terms;

(ii) by this Agreement, the Executive has been advised in writing to consult with an attorney of the Executive’s choosing and has consulted with such counsel as the Executive believed was necessary before signing this Agreement;

(iii) the Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv) the Executive is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(v) the Executive was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Executive’s choice, although the Executive may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(vi) the Executive understands that the Executive has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to the Employer’s General Counsel at the Employer’s headquarters by email/fax/overnight delivery before the end of this seven-day period; and

(vii) the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Executive signs this Agreement.

6. Effective Date. This Agreement shall not become effective until the eighth (8th) day after the Executive signs, without revoking, this Agreement (“First Agreement Effective Date”). No payments otherwise due to the Executive under this Agreement shall be made or begin before both the First Agreement Effective Date and Second Agreement Effective Date. The Second Agreement Effective Date shall be the date that the Second Release becomes effective after the Executive executes and does not revoke such Second Release, after the Executive has had 21 days to consider the terms of the Second Release and has not revoked such Second Release (the First Agreement Effective Date and Second Agreement Effective Date, collectively, the “Effective Date”). The Executive must execute and not revoke both this Agreement and the Second Release within the required time periods in order to become entitled to any payment or benefit under this Agreement. Notwithstanding anything herein to the contrary, if the period during which Executive could execute and not revoke the Second Release spans two taxable years, and the Executive in fact timely executes and does not revoke this Agreement and the Second Release, payment shall be made or commence in the second taxable year to the extent required to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986.

7. Post-Termination Obligations and Restrictive Covenants. The Executive acknowledges, affirms, and agrees to comply in all respects with his obligations under Sections 5, 6, and 7 of the Employment Agreement. Nothing therein or herein shall be construed to prevent disclosure of Confidential Information (as defined in the Employment Agreement) as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Nothing in this Agreement prohibits or restricts the Executive (or Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances.

8. Confidentiality of Agreement. The Executive agrees and covenants that the Executive shall not disclose any of the negotiations of, terms of, or amount, compensation, or benefits paid or provided under this Agreement to any individual or entity; provided, however, that the Executive will not be prohibited from making disclosures to the Executive’s spouse or domestic partner, attorney, tax advisors, or as may be required by law or from disclosing the Executive’s post-employment restrictions in this Agreement or the Employment Agreement in confidence to any potential new employer of the Executive. This Section does not in any way restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Notwithstanding anything herein to the contrary, the Parties shall mutually agree on any press release or talking points that the Employer may issue; provided, that, in all events, the Employer shall make such disclosures as may be required or appropriate consistent with its reporting and disclosure obligations under law or otherwise.

9. Remedies. In the event of a breach by the Executive of any of the provisions of this Agreement (including any provisions that remain in effect under the Employment Agreement), the Executive hereby consents and agrees that the Employer shall be entitled to seek and obtain, in addition to other available remedies, a temporary, preliminary, and permanent injunction or other equitable relief against such breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief. If the Executive fails to comply with any of the terms of this Agreement or post-employment obligations, the Employer may, in addition to any other remedies it may have, terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

10. Successors and Assigns. Section 11 of the Employment Agreement is hereby incorporated by reference, and for purposes of this Agreement, references to “this Agreement” in Section 11 of the Employment Agreement shall be deemed to be references to this Agreement.

11. Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and the Executive’s employment by the Employer, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Pennsylvania without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties relating to or arising out of this Agreement shall be brought and pursued only in any state or federal court encompassing York, Pennsylvania. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue. Section 13(h) of the Employment Agreement relating to arbitration is specifically superseded and shall not apply, and in no event shall claims relating to or arising out of this Agreement or the Executive’s employment by the Employer be settled, submitted to or otherwise subject to arbitration.

12. Entire Agreement. Unless specifically provided herein, this Agreement and the Second Release contain all of the understandings and representations between Employer and Executive relating to the Executive’s separation from employment and severance and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters Executive’s agreements in Sections 5, 6, and 7 of the Employment Agreement which shall remain in full force and effect.

13. Modification and Waiver. Subject to Section 5(c) of the Employment Agreement, no provision of this Agreement may be amended or modified by the Parties unless the amendment or modification is agreed to in writing and signed by the Executive and by the Chief Executive Officer or General Counsel of the Employer. No waiver by either Party of any breach by the other party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

14. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

15. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16. Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

17. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Employer or the Executive of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

18. Notices. All notices under this Agreement must be given in writing as described herein. When providing written notice to Employer, a copy must be provided to Employer’s General Counsel at the Company’s headquarters. Notice to the Executive shall be addressed to the Executive at the last address on file with the Employer.

19. Attorneys’ Fees and Costs. In the event action is brought for breach of this Agreement, the court shall award fees and costs to the prevailing party, in accordance with applicable law. If in the opinion of the court there is no prevailing party, then each party shall pay its own attorney’s fees and expenses.

20. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. Notwithstanding anything in this Agreement or any other agreement to the contrary, if the Executive is deemed by the Employer at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which the Executive is entitled under this Agreement or any other arrangement that is considered nonqualified deferred compensation under Section 409A payable as a result of the Executive’s separation from service shall be delayed to the extent required in order to avoid adverse tax consequences under Section 409A until the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s separation from service with the Employer or (ii) the date of the Executive’s death. Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive (or the Executive’s estate or beneficiaries), and any remaining payments due to the Executive under this Agreement or any arrangement shall be paid as otherwise provided herein or therein.

21. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

DENTSPLY SIRONA Inc.
By /s/ Keith J. Ebling Name: Keith J. Ebling Title: Executive Vice President and General Counsel
NICHOLAS W. ALEXOS
Signature: /s/ Nicholas W. Alexos Print Name: Nicholas W. Alexos